Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-143524 of BlackRock Funds II on Form N-14 of our report dated November 22, 2006, appearing in the 2006 Annual Report of BlackRock Funds Taxable Bond Portfolios on Form N-CSR, relating to the GNMA Portfolio, for the year ended September 30, 2006. We also consent to the references to us under the headings “Other Service Providers”, “Financial Statements” in the Statement of Additional Information, all of which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
July 13, 2007